Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Revenue Grew 52% to

$6.3 million with Expanded Margins and

Earnings per Share of $0.05 in First Quarter 2023

●	First quarter revenue rose $2.2 million, or 52%, to a record $6.3 million over the prior-year period and was up 19.5% sequentially

○	Tool revenue grew 54% and Contract Services revenue was up 49%

●	Strong operating leverage resulted in measurably improved operating income of $1.4 million, or 21.9% of sales; Operating income nearly doubled sequentially

●	Achieved net income of $1.5 million or $0.05 per diluted share

●	Adjusted EBITDA* of $2.0 million nearly doubled; Adjusted EBITDA margin expanded 760 basis points to 32.1%, the highest level in recent history

●	2023 outlook reaffirmed with revenue between $24 million to $27 million and Adjusted EBITDA* of $6.5 million to $7.5 million

●	Company in final stages of retaining advisor to assist with exploration of strategic alternatives

*Adjusted EBITDA is a non-GAAP measure. See comments regarding the use of non-GAAP measures and the reconciliation of the first quarter GAAP to non-GAAP measures in the tables of this release

VERNAL, UT, May 11, 2023 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the first quarter ended March 31, 2023. The Company also announced that its Board of Directors has initiated a process to evaluate potential strategic transactions.

“We had an excellent first quarter as strong demand for our flagship Drill-N-Ream® (DNR) wellbore conditioning tool and contract services for the manufacture and refurbishment of drill bits drove record quarterly revenue of $6.3 million. Equally important was the continued demonstration of the significant leverage inherent in our operations as Adjusted EBITDA nearly doubled year-over-year to $2.0 million with EBITDA margin expanding 760 basis points to 32.1%, our highest level in recent history,” commented Troy Meier, Chairman and CEO.

“Looking ahead, we are making investments to support planned growth and are poised to capture greater share internationally as our strengthened Middle East team makes further inroads and leverages the new service and technology center in that region that is expected to come online by the end of the second quarter of 2023. On the domestic front, even while the rig count has flattened, we still see a lot of potential for expanding our contract services business as larger oil field service companies look to outsource manufacturing and repair, and recognize the investments we have made in facility and capacity enhancements, including the recently completed new machining center.”

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Superior Drilling Products, Inc. Revenue Grew 52% to $6.3 million with Expanded Margins and Earnings per Share of $0.05 in First Quarter 2023
May 11, 2023

Strategic Review

Mr. Meier noted, “The Board and management have vetted a number of financial advisors and are in the final stages of retaining an advisor to investigate a range of strategic alternatives with the intent to maximize shareholder value.”

As part of the process, the Board will consider a full range of strategic alternatives, including sales, acquisitions, mergers, divestiture of assets, or other strategic transactions. There can be no assurance that any offers will be made or accepted, that any agreement will be executed, or that any transaction will be consummated, in connection with the strategic alternatives process. The Company does not intend to make further announcements about the strategic alternatives process unless and until the Board has approved a specific transaction or otherwise determines that further disclosure is appropriate or necessary.

First Quarter 2023 Review (See at “Definitions” the composition of product/service revenue categories.)

($ in thousands)	March 31, 2023		December 31, 2022		March 31, 2022	Change Sequential	Change Year/Year
North America	5,475		4,529		3,745	20.9%	46.2%
International	806		726		385	11.1%	109.3%
Total Revenue	$6,281		$5,254		$4,130	19.5%	52.1%

Tool (DNR) Revenue	$4,254		3,348		$2,769	27.1%	53.6%
Contract Services	2,027		1,906		1,361	6.3%	48.9%
Total Revenue	$6,281	#	$5,254	#	$4,130	19.5%	52.1%

Revenue growth reflects the recovery in the North America oil & gas industry, strengthened market share for the DNR domestically and internationally, and continued strong demand for the manufacture and refurbishment of drill bits and other related tools.

For the first quarter of 2023, North America revenue comprised approximately 87% of total revenue, with remaining sales all within the Middle East. Revenue growth in North America was due to increased tool revenue and strong growth in Contract Services. International revenue doubled year-over-year, which reflected improved market conditions and the strengthening of the Company’s Middle East technical sales and marketing team.

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Superior Drilling Products, Inc. Revenue Grew 52% to $6.3 million with Expanded Margins and Earnings per Share of $0.05 in First Quarter 2023

May 11, 2023

First Quarter 2023 Operating Costs

($ in thousands, except per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022	Change Sequential	Change Year/Year
Cost of revenue	$2,239	$2,163	$1,768	3.5%	26.6%
As a percent of sales	35.6%	41.2%	42.8%
Selling, general & administrative	$2,339	$2,062	$1,647	13.4%	42.0%
As a percent of sales	37.2%	39.2%	39.9%
Depreciation & amortization	$326	$328	$411	(0.6)%	(20.7)%
Total operating expenses	$4,903	$4,553	$3,825	7.7%	28.2%
Operating Income	$1,378	$701	$305	96.5%	351.7%
As a % of sales	21.9%	13.3%	7.4%
Other income (expense) including Income tax	$135	$(368)	$(155)	NM	NM
Net Income	$1,513	$333	$150	354.4%	908.8%
Diluted earnings per share	$0.05	$0.01	$0.01
Adjusted EBITDA¹	$2,019	$1,350	$1,014	49.6%	99.1%
As a % of sales	32.1%	25.7%	24.5%

1Adjusted EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation, and amortization, non-cash stock compensation expense, and unusual items. See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net income to Adjusted EBITDA.

Higher volume combined with favorable mix, improved processes and operational efficiencies are resulting in enhanced leverage despite continued investments in people, inflationary pressures, and higher legal expenses. Selling, general & administrative (SG&A) expenses were 37.2% of revenue, down 270 basis points year-over-year, and down 200 basis points sequentially. SG&A expenses in the first quarter of 2023 included $360 thousand of legal expenses due to continuing litigation for the Company’s patent infringement lawsuit over violations of the patents on its DNR tool.

Depreciation and amortization expense decreased approximately 21% year-over-year to $326 thousand as a result of fully amortizing a portion of intangible assets and fully depreciating manufacturing center equipment.

Other income in 2023 included $350 thousand for the recovery of a related party note receivable, whereas the comparable 2022 periods did not have a similar benefit.

Balance Sheet and Liquidity

Cash at the end of the quarter was $2.0 million. Cash generated by operations for the quarter was $1.0 million compared with $1.1 million in the year-ago period.

Capital expenditures of $1.6 million were related to the completion of the domestic machining capacity expansion, higher maintenance activities, and in support of the Company’s Middle East operations, which included the DNR rental tool fleet and the new service and technology center. The Company has revised its expected capital spending for fiscal 2023 to range between $3.5 million to $4.0 million, from the previous expected range of $3.0 million to $3.5 million.

Total debt at quarter-end was $1.6 million.

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Superior Drilling Products, Inc. Revenue Grew 52% to $6.3 million with Expanded Margins and Earnings per Share of $0.05 in First Quarter 2023

May 11, 2023

2023 Guidance

Revenue: $24.0 million to $27.0 million

SG&A: $9.0 million to $10.0 million (includes approximately $1 million in legal expenses for ongoing patent infringement litigation)

Adjusted EBITDA1: $6.5 million to $7.5 million

1See “Forward Looking Non-GAAP Financial Measures” below for additional information about this non-GAAP measure.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 6:30 am Mountain Time (8:30 am Eastern Time) to review the results of the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 11:00 am MT (1:00 pm ET) the day of the teleconference until Thursday, May 18, 2023. To listen to the archived call, please call (412) 317-6671 and enter conference ID number 13738117 or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

Definitions and Composition of Product/Service Revenue:

Tool (DNR) Revenue is the sum of tool sales/rental revenue and other related tool revenue, which is comprised of royalties and fleet maintenance fees.

Contract Services revenue is comprised of repair and manufacturing services for drill bits and other tools or products for customers.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

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Superior Drilling Products, Inc. Revenue Grew 52% to $6.3 million with Expanded Margins and Earnings per Share of $0.05 in First Quarter 2023

May 11, 2023

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the Company’s strategic review process, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Forward Looking Non-GAAP Financial Measures

Forward-looking adjusted EBITDA is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2023 and future financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth in this presentation may be material.

For more information, contact investor relations:

Deborah K. Pawlowski / Craig P. Mychajluk

Kei Advisors LLC

716-843-3908 / 716-843-3832

dpawlowski@keiadvisors.com / cmychajluk@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Revenue Grew 52% to $6.3 million with Expanded Margins and Earnings per Share of $0.05 in First Quarter 2023

May 11, 2023

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue
North America	$5,475,061	$3,745,014
International	806,153	385,150
Total Revenue	$6,281,214	$4,130,164

Operating cost and expenses
Cost of revenue	$2,238,597	$1,767,903
Selling, general, and administrative expenses	2,338,841	1,646,643
Depreciation and amortization expense	326,014	410,733
Total operating cost and expenses	$4,903,452	$3,825,279

Operating income	$1,377,762	$304,885

Other income (expense)
Interest income	16,898	197
Interest expense	(154,091)	(123,861)
Recovery of related party note receivable	350,262	-
Total other income (expense)	213,069	(123,664)

Income before income taxes	1,590,831	181,221
Income tax expense	(77,612)	(31,384)
Net income	$1,513,219	$149,837

Earnings per common share - basic	$0.05	$0.01
Weighted average common shares outstanding - basic	29,245,080	28,235,001

Earnings per common share - diluted	$0.05	$0.01
Weighted average common shares outstanding - diluted	29,305,216	28,305,101

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Superior Drilling Products, Inc. Revenue Grew 52% to $6.3 million with Expanded Margins and Earnings per Share of $0.05 in First Quarter 2023

May 11, 2023

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

	Three Months Ended March 31,
	2023	2022
ASSETS
Current Assets
Cash	$1,955,903	$2,158,025
Accounts receivable	3,959,754	3,241,221
Prepaid expenses	356,696	367,823
Inventories	2,248,861	2,081,260
Asset held for sale	-	216,000
Other current assets	152,219	140,238
Total current assets	8,673,433	8,204,567

Property, plant and equipment, net	10,241,092	8,576,851
Intangible assets, net	27,778	69,444
Right of use assets (net of amortization)	606,323	638,102
Other noncurrent assets	112,619	111,519
Total assets	$19,661,245	$17,600,483

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,664,491	$1,043,581
Accrued expenses	782,054	891,793
Accrued income tax	427,165	351,618
Current portion of operating lease liability	51,182	44,273
Current portion of financial obligation	76,406	74,636
Current portion of long-term debt, net of discounts	1,157,879	1,125,864
Other current liabilities	-	216,000
Total current liabilities	4,159,177	3,747,765

Operating lease liability, less current portion	493,296	523,375
Long-term financial obligation, less current portion	4,017,280	4,038,022
Long-term debt, less current portion, net of discounts	489,303	529,499
Deferred income	675,000	675,000
Total liabilities	9,834,056	9,513,661

Shareholders’ equity
Common stock - $0.001 par value; 100,000,000 shares authorized; 29,245,080 shares issued and outstanding	29,245	29,245
Additional paid-in-capital	44,171,076	43,943,928
Accumulated deficit	(34,373,132)	(35,886,351)
Total shareholders’ equity	9,827,189	8,086,822
Total liabilities and shareholders’ equity	$19,661,245	$17,600,483

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Superior Drilling Products, Inc. Revenue Grew 52% to $6.3 million with Expanded Margins and Earnings per Share of $0.05 in First Quarter 2023

May 11, 2023

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities
Net income	$1,513,219	$149,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	326,013	410,733
Share-based compensation expense	227,148	210,133
Amortization of right-of-use assets	51,257	-
Amortization of deferred loan cost	3,087	4,631
Changes in operating assets and liabilities:
Accounts receivable	(718,533)	(283,974)
Inventories	(167,601)	150,290
Prepaid expenses and other current assets	(1,954)	186,508
Accounts payable, accrued expenses, and other liabilities	(262,803)	248,560
Income tax payable	75,547	6,388
Net cash provided by operating activities	1,045,380	1,083,106

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(1,567,524)	(919,127)
Proceeds from recovery of related party note receivable	350,262	-
Net cash used in investing activities	(1,217,262)	(919,127)

Cash Flows from Financing Activities
Principal payments on debt	(213,905)	(131,978)
Payments on revolving loan	(472,089)	(21,541)
Proceeds received from revolving loan	655,754	21,533
Net cash used in financing activities	(30,240)	(131,986)

Net (decrease) increase in cash	(202,122)	31,993
Cash at beginning of period	2,158,025	2,822,100
Cash at end of period	$1,955,903	$2,854,093

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Superior Drilling Products, Inc. Revenue Grew 52% to $6.3 million with Expanded Margins and Earnings per Share of $0.05 in First Quarter 2023

May 11, 2023

Superior Drilling Products, Inc.

Adjusted EBITDA1 Reconciliation

(unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022

GAAP net income	$1,513,219	$149,837	$333,096
Add back:
Depreciation and amortization	326,014	410,733	327,825
Interest expense, net	137,193	123,664	148,962
Share-based compensation	227,148	210,133	232,921
Net non-cash compensation	88,200	88,200	88,200
Income tax expense	77,612	31,384	87,117
Recovery of Related Party Note Receivable	(350,262)	-	-
Impairment of asset	-	-	130,375
Loss on disposition of assets	-	-	1,550
Non-GAAP adjusted EBITDA¹	$2,019,124	$1,013,951	$1,350,046

GAAP Revenue	$6,281,214	$4,130,164	$5,254,136
Non-GAAP Adjusted EBITDA Margin	32.1%	24.5%	25.7%

1 Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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